EXHIBIT 99.1

Horizon Lines Holding Corp. Quarterly Report

May 3, 2005

This quarterly report has been prepared pursuant to the requirements of an indenture dated July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A. This report may not be relied upon by any person not entitled to receive such report under such indenture. As of the date hereof, Horizon Lines Holding Corp. is not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended. As of March 27, 2005, 800,000 shares of common stock of Horizon Lines Holding Corp., par value $.01 per share, were outstanding.

HORIZON LINES HOLDING CORP.

PART I. FINANCIAL INFORMATION

1. Financial Statements

Horizon Lines Holding Corp. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

($ in thousands)

	December 26, 2004 (1)	March 27, 2005
Assets
Current assets
Cash and cash equivalents	$56,264	$42,605
Accounts receivable, net	110,801	127,703
Income taxes receivable	9,354	9,354
Deferred tax asset	4,055	6,012
Materials and supplies	21,680	21,824
Other current assets	7,019	5,314

Total current assets	209,173	212,812

Property and equipment, net	190,123	183,293
Deferred tax assets	80,280	77,000
Intangible assets, net	517,556	511,934
Other long term assets	15,640	21,081

Total assets	$1,012,772	$1,006,120

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$25,275	$20,320
Current portion of deferred tax liability	1,683	1,137
Current portion of long term debt	2,500	2,500
Other accrued liabilities	114,167	114,075

Total current liabilities	143,625	138,032

Long term debt, net of current	496,875	496,250
Deferred tax liability	136,538	135,943
Deferred rent	44,949	43,831
Other long term liabilities	2,429	3,111

Total liabilities	824,416	817,167

Stockholders’ equity
Common stock, $.01 par value, 800,000 shares authorized and 800,000 shares issued and outstanding at December 26, 2004 and March 27, 2005	8	8
Additional paid in capital	179,486	179,789
Accumulated other comprehensive income	71	12
Retained earnings	8,791	9,144

Total stockholders’ equity	188,356	188,953

Total Liabilities and Stockholders’ Equity	$1,012,772	$1,006,120

(1)	The balance sheet at December 26, 2004 has been derived from the audited financial statements of Horizon Lines Holding Corp.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines Holding Corp. and Subsidiaries and Predecessor Company

Unaudited Condensed Consolidated Statements of Operations

($ in thousands)

	Predecessor-A	Horizon Lines Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Operating revenue	$219,994	$257,562

Operating expenses:
Operating expense	182,483	206,203
Selling, general and administrative	18,935	23,101
Depreciation and amortization	10,569	12,893
Amortization of vessel drydocking	4,142	3,798
Miscellaneous expense, net	1,205	1,314

Total operating expenses	217,334	247,309

Operating income	2,660	10,253

Other expense:
Interest expense	2,348	9,679
Interest expense – preferred units of subsidiary	1,181	—
Other expense, net	5	3

Income (loss) before income taxes	(874)	571
Income tax expense (benefit)	(338)	218

Net income (loss)	$(536)	$353

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines Holding Corp. and Subsidiaries and Predecessor Company

Unaudited Condensed Consolidated Statements of Cash Flows

($ in thousands)

	Predecessor-A	Horizon Lines Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Cash flows from operating activities:
Net income (loss)	$(536)	$353
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,856	8,003
Amortization of other intangible assets	713	4,890
Amortization of vessel drydocking	4,143	3,798
Amortization of deferred financing costs	253	686
Deferred income taxes	—	182
Loss (gain) on equipment disposals	5	(45)
Accretion of preferred units of subsidiary	1,181	—
Changes in operating assets and liabilities:
Accounts receivable	(16,558)	(16,902)
Materials and supplies	(409)	(144)
Other current assets	2,173	1,705
Accounts payable	(1,312)	(4,957)
Accrued liabilities	(15,502)	(4,022)
Vessel drydocking payments	(3,195)	(5,101)
Other assets/liabilities	(6,992)	(791)

Net cash used in operating activities	(26,180)	(12,345)

Cash flows from investing activities:
Purchases of property and equipment	(7,275)	(1,188)
Proceeds from the sale of property and equipment	112	249
Other investing activities	(189)	—

Net cash used in investing activities	(7,352)	(939)

Cash flows from financing activities:
Principal payments on long term debt	—	(625)
Capital contribution	—	303
Payments on capital lease obligation	(49)	(53)

Net cash used in financing activities	(49)	(375)

Net decrease in cash and cash equivalents	(33,581)	(13,659)
Cash and cash equivalents at beginning of period	41,811	56,264

Cash and cash equivalents at end of period	$8,230	$42,605

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HORIZON LINES HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation and Operations

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the interim financial statements. Operating results for the three month period ended March 27, 2005 are not necessarily indicative of the results that may be expected for the year ending December 25, 2005.

Operations

Horizon Lines Holding Corp. (the “Company”) operates as a holding company for Horizon Lines, LLC (“HL”), a Delaware limited liability company and indirect wholly-owned subsidiary and Horizon Lines of Puerto Rico, Inc. (“HLPR”), a Delaware corporation and direct wholly-owned subsidiary. HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company, during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A”. Prior to February 27, 2003, CSX Lines, LLC is referred to as “Predecessor-B”.

Basis of Presentation

The accompanying condensed consolidated financial statements include the consolidated accounts of the Company and its subsidiaries as of December 26, 2004 and March 27, 2005, and the related consolidated statement of operations and cash flows for period from December 27, 2004 through March 27, 2005 and from December 22, 2003 through March 21, 2004. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, the Company, H-Lines Subcorp., a wholly owned subsidiary of Horizon Lines, Inc., Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., and TC Group, L.L.C., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with Predecessor-A as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $650.0 million, whereupon Horizon Lines, Inc. became the holder of all of the outstanding common stock of Predecessor-A. In lieu of receipt of all or a portion of the applicable portion of the aggregate merger consideration, certain members of the management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of Horizon Lines, Inc. or to retain their existing options for shares of the common stock in the Company. Under a certain put/call agreement dated July 7, 2004 (the “Put/Call Agreement”), the shares of common stock issued by the Company upon the exercise of such retained options are subject to exchange, at the option of the Company (or the holders of such shares), with the Company for shares of common stock and preferred stock of Horizon Lines, Inc. Approximately 92.4% of the equity of Predecessor-A was purchased pursuant to the Merger. The Merger was accounted for using the purchase method of accounting; accordingly, the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.4 million, and was allocated to goodwill.

HORIZON LINES HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table sets forth the allocation of the purchase price in connection with the Merger ($ in thousands):

Working capital	$66,377
Property & equipment	188,863
Goodwill	306,433
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	20,045

Purchase price	$676,000

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 27, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represent that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting than that of Predecessor-A.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first annual period that begins after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the first quarter of fiscal 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company is evaluating the requirements of SFAS 123R and has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

Reclassifications

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the 2005 presentation.

2.	Stock-Based Compensation

Predecessor-A was a party to a stock option plan under which stock options were granted prior to July 7, 2004. All such options vested on or prior to July 7, 2004. Certain of these vested options remain outstanding at March 27, 2005.

HORIZON LINES HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As permitted by SFAS No. 123, “Accounting for Stock-based Compensation” (FAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations”. Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Predecessor-A’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation costs been determined based on the fair value at the grant date consistent with provisions of FAS 123, Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	Predecessor-A	Horizon Lines Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Net income (loss) as reported	$(536)	$353
Deduct: Total stock-based compensation expense determined under the fair value method net of related tax effects	151	—

Pro forma net income (loss)	$(687)	$353

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in the first quarter of 2003 was estimated to be $100. There were no options issued prior to February 27, 2003. The fair value of options granted is estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

3.	Other Comprehensive Income

Other comprehensive income is as follows ($ in thousands):

	Predecessor-A	Horizon Lines Holding Corp.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Net income (loss)	$(536)	$353
Change in fair value of interest rate contract	(338)	—
Change in fair value of fixed price fuel contract	—	(59)

Comprehensive income (loss)	$(874)	$294

HORIZON LINES HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4.	Property and Equipment

Property and equipment consist of the following ($ in thousands):

	December 26, 2004	March 27, 2005
Vessels	$106,686	$107,403
Containers	25,366	25,171
Chassis	13,443	13,505
Cranes	13,284	13,382
Machinery & equipment	11,569	12,200
Facilities & land improvement	4,250	4,265
Software	29,099	29,451
Other	1,613	993

Total property and equipment	205,310	206,370
Accumulated depreciation	(15,187)	(23,077)

Property and equipment, net	$190,123	$183,293

5.	Intangible Assets

Intangible assets consist of the following ($ in thousands):

	December 26, 2004	March 27, 2005
Customer contracts	$137,675	$137,675
Trademarks	63,800	63,800
Deferred financing costs	20,077	20,077

Total intangibles with definite lives	221,552	221,552
Less: Accumulated amortization	(10,676)	(16,298)

Net intangibles with definite lives	210,876	205,254
Goodwill	306,680	306,680

Intangible assets, net	$517,556	$511,934

6.	Commitments and Contingencies

Environmental Contingency

During 2001, Predecessor-B was notified by the Alaska State Department of Environmental Conservation (“Department”) concerning contaminants from underground storage tanks in Anchorage. Predecessor-B submitted an Underground Storage Tank Release Investigation Report to the Department on March 19, 2001. No further action has been taken by the Department. Predecessor-B accrued $0.9 million for future remediation, and the accrual has been maintained by the Company through March 27, 2005. The accrual is included in other long term liabilities. Current exposure to the Company is estimated to range from $0.9 million to $1.0 million. The period over which the estimated accrual will be paid out cannot be determined at this time.

HORIZON LINES HOLDING CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On March 27, 2005, these letters of credit totaled $6.7 million.

HORIZON LINES HOLDING CORP.

2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our results of operations and financial condition should be read in conjunction with our financial statements and notes thereto included elsewhere in this quarterly report. In this quarterly report, unless the context otherwise requires references to “we,” “us,” and “our” mean the Company, together with its subsidiaries, on a consolidated basis. This quarterly report contains forward-looking statements. Discussions containing forward-looking statements may be found in the material set forth above, in the material set forth below, as well as in this quarterly report generally. Forward looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our substantial debt; restrictive covenants under our debt; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job-related claims; liability under multiemployer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones Act competitor; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our controlling stockholder; and legal or other proceedings to which we are or may become subject.

All of these forward-looking statements are based on estimates and assumptions made by our management which, although believed to be reasonable, are inherently uncertain. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this quarterly report might not occur.

General

We are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to Alaska, Puerto Rico and Hawaii, constituting the three non-contiguous Jones Act markets, and to Guam. Under the coastwise laws of the United States, also known as the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominately U.S. crews and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. We operate the largest Jones Act containership fleet with 16 vessels and approximately 22,400 cargo containers. We provide comprehensive shipping and logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan.

History and Transactions

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the West Coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. In 2000, we introduced HITS, our industry-leading ocean shipping and logistics information technology system enabling us to capture all critical aspects of every shipment and allowing our customers to book, track

HORIZON LINES HOLDING CORP.

and trace shipments on a real-time basis. Today, as the only Jones Act vessel operator serving each of the Alaska, Puerto Rico, and Hawaii and Guam markets, we are uniquely positioned to serve our customers that require shipping and logistics services in multiple markets.

On February 27, 2003, the Company (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation (referred to herein as CSX), which was the successor to Sea-Land, 84.5% of CSX Lines, LLC (referred to herein as the Predecessor Company), and 100% of CSX Lines of Puerto Rico, Inc. (referred to herein as the Predecessor Puerto Rico Entity), which together constitute our business today. This transaction is referred to in this quarterly report as the February 27, 2003 purchase transaction. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc.

On July 7, 2004, H-Lines Subcorp., a wholly-owned subsidiary of Horizon Lines, Inc., merged with and into the Company, with the latter entity as the survivor of such merger. As a result, the Company became a wholly-owned subsidiary of Horizon Lines, Inc. The foregoing merger and related financing and other transactions are referred to in this quarterly report as the “acquisition transaction.” On July 7, 2004, as part of the acquisition transaction, the Company and HL issued $250.0 million aggregate principal amount of 9% senior notes due 2012 (“senior notes”).

On December 6, 2004, Horizon Lines, Inc. formed H-Lines Finance Holding Corp. as a wholly-owned direct subsidiary, and contributed all of its shares of the capital stock of the Company to H-Lines Finance Holding Corp. As a result, the Company became a direct wholly-owned subsidiary of H-Lines Finance Holding Corp. and an indirect wholly-owned subsidiary of Horizon Lines, Inc.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the consolidated accounts of the Company and its subsidiaries as of December 26, 2004 and March 27, 2005 and for the period from December 22, 2003 through March 21, 2004 and for the period from December 27, 2004 through March 27, 2005.

The financial statements for periods subsequent to February 26, 2003 but prior to July 7, 2004 have been prepared using the Company’s basis in the assets and liabilities acquired in the February 27, 2003 purchase transaction, determined by applying the purchase method of accounting to such transaction, and the assets and liabilities so acquired were valued on the Company’s books at the Company’s assessment of their fair market value. The financial statements for periods subsequent to July 6, 2004 have been prepared using the basis of the Company in the assets and liabilities deemed acquired by Horizon Lines, Inc. in the acquisition transaction, determined by applying the purchase method of accounting to such transactions, and the assets and liabilities so acquired were valued on the Company’s books at the Company’s assessment of their fair market value. The consolidated financial information included in this quarterly report may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity and cash flows of the Company in the future.

Fiscal Year

We have a 52 or 53-week (every seventh year) fiscal year that ends on the Sunday before the last Friday in December.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions in the reported amounts of revenues and expenses during the reporting period and in reporting the amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of our financial statements. Since many of these estimates and assumptions are based upon our critical accounting policies applied on a consistent basis from year to year, actual results could differ from these estimates.

Revenue Recognition

We account for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process.” Under this method we record transportation revenue for the cargo when shipped and an expense accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. We believe that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred.

HORIZON LINES HOLDING CORP.

Terminal and other service revenue and related costs of sales are recognized as services are performed.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts based upon a number of factors, including historical uncollectible amounts, ongoing credit evaluations of customers, customer markets and overall economic conditions. Historical trends are continually reviewed with adjustments made to the allowance for doubtful accounts as appropriate. If the financial condition of our customers were to deteriorate resulting in a perceived impairment of their ability to make payments, specific allowances might be taken.

Casualty Claims

We purchase insurance coverage for a portion of our exposure related to employee injuries (workers’ compensation and compensation under the Longshore and Harbor Workers’ Compensation Act), vehicular and vessel collision, accidents and personal injury and cargo claims. Most insurance arrangements include a level of self-insurance (self-retention or deductible) applicable to each claim or vessel voyage, but provide an umbrella policy to limit our exposure to catastrophic claim costs. The amounts of self-insurance coverage change from time to time. Our current insurance coverage specifies that the self-insured limit on claims ranges from $2,500 to $1,000,000. Our safety and claims personnel work directly with representatives from our insurance companies to continually update the anticipated residual exposure for each claim. In establishing accruals and reserves for claims and insurance expenses, we evaluate and monitor each claim individually, and we use factors such as historical experience, known trends and third-party estimates to determine the appropriate reserves for potential liability. Changes in the perceived severity of previously reported claims, significant changes in medical costs and legislative changes affecting the administration of our plans could significantly impact the determination of appropriate reserves.

Goodwill, Purchase Costs and Other Identifiable Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets”, previously recorded goodwill and other intangible assets with indefinite lives are not amortized but are subject to annual undiscounted cash flow impairment tests. If there is an apparent impairment, a new fair value of the reporting unit would be determined. If the new fair value is less than the carrying amount, an impairment loss would be recognized.

Customer contracts and trademarks were valued on July 7, 2004, as part of the acquisition transaction, by an independent third-party valuation company using the income appraisal methodology. The income appraisal methodology includes a determination of the present value of future monetary benefits to be derived from the anticipated income, or ownership, of the subject asset. The value of our customer contracts includes the value expected to be realized from existing contracts as well as from expected renewals of such contracts and is calculated using unweighted and weighted total undiscounted cash flows as part of the income appraisal methodology. The value of our trademarks and service marks is based on various factors including the strength of the trade or service name in terms of recognition and generation of pricing premiums and enhanced margins. We amortize customer contracts and trademarks and service marks on a straight-line method over the estimated useful life of nine to fifteen years. We evaluate these assets annually for potential impairment in accordance with SFAS No. 142.

Shipping Rates

We publish tariffs with fixed rates for all three of our Jones Act trade routes. These rates are subject to regulation by the Surface Transportation Board, referred to as the STB in this quarterly report. However, in the case of our Puerto Rico and Alaska trade routes, we primarily ship containers on the basis of confidential negotiated transportation service contracts that are not subject to rate regulation by the STB.

Vessel Drydocking

Under U.S. Coast Guard Rules, administered through the American Bureau of Shipping’s alternative compliance program, all vessels must meet specified seaworthiness standards to remain in service carrying cargo between U.S. marine terminals. Vessels must undergo regular inspection, monitoring and maintenance, referred to as drydocking, to maintain the required operating certificates. These drydockings generally occur every two and a half years, or twice every five years. Because drydockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements, the costs of these scheduled drydockings are customarily deferred and amortized until the next regularly scheduled drydocking period.

HORIZON LINES HOLDING CORP.

We also take advantage of these vessel drydockings to perform normal repair and maintenance procedures on our vessels. These routine vessel maintenance and repair procedures are expensed as incurred. In addition, we will occasionally, during a vessel drydocking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities or extend the useful life of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Deferred Tax Assets

Deferred tax items represent expenses and benefits recognized for financial reporting purposes that may result in tax benefits and deductions, respectively, in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements. We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely.

Union Plans

We contribute to multiemployer health, welfare and pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. Our health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the applicable period and recognize as a liability any contributions due and unpaid.

We have a noncontributory pension plan that covered 29 union employees as of March 27, 2005. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. We expense amounts as paid in accordance with the applicable union agreements. Amounts recorded for the pension plan covering the 19 union employees reflect estimates related to future interest rates, investment returns and employee turnover. We review all assumptions and estimates on an ongoing basis. We record an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Property And Equipment

We capitalize property and equipment as permitted or required by applicable accounting standards, including replacements and improvements when costs incurred for those purposes extend the useful life of the asset. We charge maintenance and repairs to expense as incurred. Depreciation on capital assets is computed using the straight-line method and ranges from 3 to 25 years. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

We evaluate each of our long-lived assets for impairment using undiscounted future cash flows relating to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the third quarter of fiscal 2005. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We are evaluating the requirements of SFAS 123R and have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

HORIZON LINES HOLDING CORP.

Results of Operations

Operating Revenue Overview

We derive our revenue primarily from providing comprehensive shipping and logistics services to and from the continental U.S. and Alaska, Puerto Rico, Hawaii and Guam. We charge our customers on a per load basis and price our services based on the length of inland and ocean cargo transportation hauls, type of cargo and other requirements, such as shipment timing and type of container. In addition, we assess fuel surcharges on a basis consistent with industry practice. At times, there is a timing disparity between fuel surcharges and fuel costs that may result in insufficient surcharges during sharp fuel price hikes and excess surcharges when fuel prices level off or decline.

Over 90% of our revenues are generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. The balance of our revenue is derived from vessel loading and unloading services that we provide for vessel operators at our terminals and agency services that we provide for third-party shippers lacking administrative presences in our markets.

As used in this quarterly report, the term “revenue containers” connotes containers that are transported for a charge, as opposed to empty containers.

Operating Expenses Overview

Our operating expenses consist primarily of marine operating costs, inland transportation costs, vessel operating costs, land costs, fuel costs, and rolling stock rent. Our marine operating costs consist of stevedoring, port charges, wharfage and various other costs to secure vessels at the port and to load and unload containers to and from vessels. Our inland transportation costs consist primarily of the costs to move containers to and from the port via rail, truck or barge. Our vessel operating costs consist primarily of crew payroll and benefits, vessel maintenance, space charter costs, vessel insurance and vessel rent. Our land costs consist primarily of maintenance, yard and gate operations, warehousing operations and terminal overhead in the terminals in which we operate. We view our fuel costs as substantially fixed with respect to unit consumption but subject to potential fluctuation as a result of changes in unit prices in the fuel market. Rolling stock rent consists primarily of rent for street tractors, yard equipment, chassis, gensets and various dry and refrigerated containers.

HORIZON LINES HOLDING CORP.

Quarter Ended March 27, 2005 Compared with Quarter Ended March 21, 2004

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	% Change
	($ in millions)
Operating revenue	$220.0	$257.6	17.1%

Operating expense:
Marine	44.3	48.4	9.3%
Land	30.3	35.6	17.4%
Inland	37.5	44.2	18.0%
Vessel	60.1	67.3	12.0%
Rolling stock rent	10.3	10.7	3.9%

Operating expense	182.5	206.2	13.0%
Depreciation and amortization	10.6	12.9	22.0%
Amortization of vessel drydocking	4.1	3.8	(8.3%)
Selling, general and administrative	18.9	23.1	22.0%
Miscellaneous expense, net	1.2	1.3	9.0%

Total operating expenses	217.3	247.3	13.8%

Operating income	$2.7	$10.3	285.5%

Operating Ratio	98.8%	96.0%	(2.8%)

Revenue Containers (units)	70,914	74,418	4.9%

Operating Revenue. Operating revenue increased to $257.6 million for the quarter ended March 27, 2005 compared to $220.0 million for the quarter ended March 21, 2004, an increase of $37.6 million, or 17.1%. Approximately 26% of this increase is driven by volume growth, as our volumes grew 4.9% from the prior year quarter. Approximately 14% of our revenue growth can be attributed to increased bunker fuel surcharges included in our rates offsetting higher fuel costs which have escalated substantially from first quarter of 2004 to the first quarter of 2005. Approximately 32% of our revenue growth can be attributed to other rate improvements as a result of general rate increases, increased intermodal and other surcharges, and changes in cargo mix. Approximately 14% or our revenue growth is a result of a management contract that we were awarded in 2004 to manage seven oceanographic vessels for the government. This management service contract began in the fourth quarter of 2004. The remaining 14% revenue increase is a result of additional non-transportation and other revenue services.

Operating Expense. Operating expense increased to $206.2 million for the quarter ended March 27, 2005 compared to $182.5 million for the quarter ended March 21, 2004, an increase of $23.7 million or 13.0%. The increase in operating expense primarily reflects the increase in container volumes, as well as the costs incurred associated with the increase in non-transportation and other revenue. Additionally, vessel fuel costs increased by 10.5% driven by a 12.1% increase in fuel prices for the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. Inland transportation costs increased approximately 18.0% in the current quarter compared to the prior year quarter as a result of increased volumes as well as from higher fuel costs, as rail and truck carriers have substantially increased their fuel surcharges between the two reporting periods. The purchase of two vessels in our fleet which were previously under operating leases, the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $1.1 million for the quarter ended March 27, 2005. The decrease in vessel lease expense was partially offset by the resulting increase in depreciation and amortization.

HORIZON LINES HOLDING CORP.

	Quarter Ended March 27, 2005	Quarter Ended March 21, 2004	% Change
	($ in millions)
Depreciation and amortization:
Depreciation - owned vessels	$2.3	$1.6	43.9%
Depreciation and amortization – other	5.7	8.3	(30.7)%
Amortization of intangible assets	4.9	0.7	585.8%

Total depreciation and amortization	$12.9	$10.6	22.0%

Amortization of vessel drydocking	$3.8	$4.1	(8.3)%

Depreciation and Amortization. Depreciation and amortization costs increased to $12.9 million for the quarter ended March 27, 2005 from $10.6 million for the quarter ended March 21, 2004, an increase of $2.3 million or 22%. The increase in depreciation and amortization is primarily due to the purchase price accounting step-up in basis of customer contracts and trademarks related to the consummation of the acquisition transaction on July 7, 2004. Amortization costs related to customer contracts and trademarks increased by $4.2 million from the quarter ended March 21, 2004 to the quarter ended March 27, 2005. The depreciation of other assets decreased by $2.5 million during this same period as a result of higher depreciation of leasehold improvements on leased vessels in the quarter ended March 21, 2004. Three vessels under operating lease, the Horizon Expedition, Horizon Trader, and Horizon Navigator, were purchased during 2004. This change has primarily contributed to the lower depreciation of leasehold improvements and higher depreciation of owned vessels in the quarter ended March 27, 2005.

Amortization of Vessel Drydocking. Amortization of vessel drydocking decreased to $3.8 million for the quarter ended March 27, 2005 from $4.1 million for the quarter ended March 21, 2004, a decrease of $0.3 million or 8.3%. This decrease is attributed to lower costs incurred on various recent vessel drydockings.

Selling, General and Administrative. Selling, general and administrative costs increased to $23.1 million for the quarter ended March 27, 2005 compared to $18.9 million for the quarter ended March 21, 2004, an increase of $4.2 million or 22.0%. Approximately $2.5 million of the quarter to quarter increase is a result of increased expenses related to the timing of an accrual for a bonus plan which covers all of our non-union employees. The remaining $1.7 million increase in selling, general and administrative costs primarily result from increased costs related to Sarbanes-Oxley §404 compliance and general inflationary costs increases.

Miscellaneous Expense (Income), Net. Miscellaneous expense increased to $1.3 million for the quarter ended March 27, 2005 compared to $1.2 million for the quarter ended March 21, 2004, an increase of $0.1 million or 9.0%. Miscellaneous expense primarily consists of bad debt expense.

Interest Expense, Net. Interest expense increased to $9.7 million for the quarter ended March 27, 2005 compared to $2.3 million for the quarter ended March 21, 2004, an increase of $7.3 million or 312.2%. This increase is due to significantly higher levels of debt outstanding during the quarter ended March 27, 2005, as a result of the acquisition transaction on July 7, 2004.

Interest Expense – Preferred Units of Subsidiary. Interest expense—preferred units of subsidiary decreased to $0.0 million for the quarter ended March 27, 2005 compared to $1.2 million for the quarter ended March 21, 2004, a decrease of $1.2 million or 100%. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The holders of the preferred units were redeemed in conjunction with the closing of the acquisition transaction on July 7, 2004.

HORIZON LINES HOLDING CORP.

Income Tax Benefit. Income tax benefit for the quarter ended March 27, 2005 totaled $1.0 million compared to $0.3 million for the quarter ended March 21, 2004, which represent effective annual tax rates of 38.2% and 38.7%, respectively. The difference between the federal statutory rate and the effective annual tax rate is primarily due to state income taxes and permanent differences.

Liquidity and Capital Resources

Our principal sources of funds have been operating cash flows, borrowings and equity financings. Our principal uses of funds have been (i) capital expenditures on our container fleet, our terminal operating equipment and our information technology systems, (ii) vessel drydocking expenditures, (iii) the purchase of vessels upon expiration of operating leases, (iv) working capital consumption, and (v) principal and interest payments on our existing indebtedness. Cash and cash equivalents totaled $42.6 million at March 27, 2005.

As of March 27, 2005, $18.3 million was undrawn under our existing $25.0 million revolving credit facility, after taking into account $6.7 million utilized for outstanding letters of credit.

Operating Activities

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
Cash flows from operating activities
Net income (loss)	$(536)	$353
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,856	8,003
Amortization of other intangible assets	713	4,890
Amortization of vessel drydocking	4,143	3,798
Amortization of deferred financing costs	253	686
Deferred income taxes	—	182
Accretion of preferred units of subsidiary	1,181	—

Subtotal	16,146	17,559

Earnings adjusted for non-cash charges	15,610	17,912

Changes in operating assets and liabilities:
Accounts receivable	(16,558)	(16,902)
Materials and supplies	(409)	(144)
Other current assets	2,173	1,705
Accounts payable	(1,312)	(4,957)
Accrued liabilities	(15,502)	(4,022)
Other assets / liabilities	(6,992)	(791)

Subtotal	(38,600)	(25,111)

Loss (gain) on equipment disposals	5	(45)
Vessel drydocking payments	(3,195)	(5,101)

Net cash used in operating activities	$(26,180)	$(12,345)

HORIZON LINES HOLDING CORP.

Net cash used in operating activities decreased by $13.8 million to $12.4 million for the quarter ended March 27, 2005 compared to $26.2 million of net cash used in operating activities for the quarter ended March 21, 2004. This decrease is primarily driven by improved profitability before non-cash charges and a positive net change in working capital. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities resulted in cash flow generation of $17.9 million for the quarter ended March 27, 2005 compared to $15.6 million for the quarter ended March 21, 2004, accounting for an improvement of $2.3 million in cash flows from operating activities. Changes in working capital resulted in a use of cash of $25.1 million for the quarter ended March 27, 2005 compared to a use of cash of $38.6 million for the quarter ended March 21, 2004, an improvement of $13.5 million. The first quarter of each fiscal year typically has a higher use of working capital compared to other quarters as our annual management bonuses and a majority of our annual vessel lease payments are made in January. Vessel lease payments for the quarter ended March 27, 2005 were $9.6 million less than vessel lease payments for the quarter ended March 21, 2004, accounting for the majority of the $13.5 million improvement.

Investing Activities

Net cash used in investing activities decreased by $6.4 million to $0.9 million for the quarter ended March 27, 2005 compared to $7.4 million for the quarter ended March 21, 2004. This decrease is primarily attributable to the purchase of a vessel, the Horizon Expedition, for $3.8 million and investments in various terminal assets during the quarter ended March 21, 2004.

Financing Activities

Net cash used for financing activities during the quarter ended March 27, 2005 was $0.4 million compared to $0.1 million for the quarter ended March 21, 2004. The net cash used for financing activities during the quarter ended March 27, 2005 primarily includes a $0.6 million principal payment on long-term debt offset by $0.3 million in capital contributions.

Capital Requirements

Our current and future capital needs relate primarily to debt service, maintenance, and improvement of our vessel fleet, including purchasing vessels upon expiration of vessel operating leases and providing for other necessary equipment acquisitions. Cash to be used for investing activities, including purchases of property and equipment, for the next 12 months are expected to total approximately $15.0 million. In addition, expenditures for vessel drydocking payments are estimated at $20.0 million.

Contractual Obligations

Contractual obligations as of March 27, 2005 are as follows ($ in thousands):

	Total Obligations	2005	2006	2007	2008	2009	After 2009
Principal Obligations:
Senior credit facility	$248,750	$1,875	$2,500	$2,500	$2,500	$2,500	$236,875

9% senior notes	250,000	—	—	—	—	—	250,000
Operating leases	338,476	32,032	40,335	58,867	29,982	29,869	147,391
Capital lease obligations	693	145	193	193	162	—	—

Subtotal	$837,919	$34,052	$43,028	$61,560	$32,644	$32,369	$634,266

Interest Obligations:
Senior credit facility	$97,547	$11,772	$16,415	$16,587	$16,752	$16,910	$19,111
9% senior notes	180,000	22,500	22,500	22,500	22,500	22,500	67,500

Subtotal	$277,547	$34,272	$38,915	$39,087	$39,252	$39,410	$86,611

Total Principal and Interest	$1,115,466	$68,324	$81,943	$100,647	$71,896	$71,779	$720,877

Other Commercial Commitments
Standby letters of credit	$6,745	$—	$—	$—	$—	$—	$6,745

Surety bonds	5,877	—	—	—	—	—	5,877

	$12,622	$—	$—	$—	$—	$—	$12,622

HORIZON LINES HOLDING CORP.

Note: Included in Contractual Obligations are scheduled interest payments. Interest payments on the senior credit facility are variable and are based as of March 27, 2005, upon the London Inter-Bank Offering Rate (LIBOR) + 2.50%. The three-month LIBOR / swap curve has been utilized to estimate interest payments on the senior credit facility. Interest on the 9% senior notes is fixed and is paid semi-annually on May 1 and November 1 of each year until maturity on November 1, 2012.

Long-Term Debt

We intend to fund our ongoing operations through cash generated by operations and availability under our senior secured credit facility. To finance the acquisition transaction, we incurred substantial debt, including under our $250.0 million senior secured credit facility and the $250.0 million senior notes, with interest payments on this indebtedness substantially increasing our liquidity requirements.

Our senior secured credit facility, which was amended and restated as of April 7, 2005, is comprised of a $248.1 million term loan facility due in 2011 and a $25.0 million revolving credit facility due in 2009, which upon the consummation of an initial public offering by Horizon Lines, Inc. and the redemption, using the proceeds therefrom, of at least $40 million of the aggregate principal amount of the senior notes, will increase to a $50.0 million revolving credit facility. We expect that we will be permitted to incur up to an additional $50.0 million of senior secured debt in the form of term loans at the option of the participating lenders, provided that no default or event of default under the $250.0 million senior secured credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied.

Borrowings under our senior secured credit facility bear interest at our choice of LIBOR or the base rate, in each case, plus an applicable margin, subject to adjustment based on a pricing grid. In addition, one percent of the term loan facility will amortize during each of the first six years after the closing date of the senior secured credit facility in equal consecutive quarterly installments. The remaining portion of the term loan facility will amortize during the seventh year of the term loan facility in equal consecutive quarterly installments. Upon the consummation by Horizon Lines, Inc. of an initial public offering and the redemption specified above, the margin applicable to the term loan portion of the senior credit facility will decrease from 1.50% to 1.25% for base rate loans and from 2.50% to 2.25% for LIBOR loans.

Our senior secured credit facility requires us to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior secured credit facility contains certain restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customary restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

In an effort to give the holders of the senior notes the opportunity in the future to exchange the senior notes for notes with identical terms that may be publicly traded (“exchange senior notes”), the Company has agreed to file a registration statement for the exchange senior notes within 270 days after the issue date of the senior notes. This requirement has been met. The Company also agreed to cause the registration statement to become effective within 360 days of the issue date of the senior notes, and consummate the exchange offer within 390 days after the issue date of the senior notes. If the Company fails to meet these deadlines (a “registration default”), the annual interest rate on the senior notes will increase by 0.25% during the first 90-day period during which the registration default continues, up to a maximum increase of 1.0% over the interest rate that would otherwise apply to the senior notes. As soon as the Company cures the registration default, the interest rate on the senior notes will revert to its original level.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings on our senior credit facility, and future refinancings of our debt.

Our ability to make scheduled payments of principal, or to pay the interest or special interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to

HORIZON LINES HOLDING CORP.

general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under our senior secured credit facility, will be adequate to meet our future liquidity needs throughout 2005. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the senior secured credit facility in an amount sufficient to enable us to service our indebtedness, including the senior notes, or to fund other liquidity needs. In addition, there can be no assurance that we will be able to effect any future refinancing of our debt on commercially reasonable terms or at all.

HORIZON LINES HOLDING CORP.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the quarter ended March 27, 2005 is as follows ($ in thousands):

For the Quarter Ended March 27, 2005
Pretax income	$571

Fixed charges	9,897
Rentals	6,241

Total fixed charges	16,138

Pretax earnings plus fixed charges	16,709
Ratio of earnings to fixed charges	1.04 X

For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consists of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of interest component of rent expense.

3. Quantitative and Qualitative Disclosures About Market Risk

The principal market risks to which we are exposed that may adversely impact the results of operations and financial position include changes in interest rates and credit risks. As a result of the acquisition transaction, as of March 27, 2005, we have outstanding a $248.8 million term loan, which bears interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on our term loan. We also have a revolving credit facility which provides for borrowings of up to $25.0 million, which, upon the consummation of the initial public offering of Horizon Lines, Inc. and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the senior notes, will increase to $50.0 million. Borrowings under the revolving credit facility bear interest at variable rates. As of March 27, 2005 no amounts were outstanding under the revolving credit facility.

We are also exposed to certain credit risks related to our accounts receivable. We perform ongoing credit evaluations of our customers to minimize the potential exposure. As March 27, 2005 and December 26, 2004, we had allowances for doubtful accounts of $9.4 million and $7.9 million, respectively.

4. Controls and Procedures

Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of March 27, 2005, and, based on their evaluation, the principal executive officer and principal financial officer have concluded that these controls and procedures are effective. There were no significant changes in internal controls or in other factors that could significantly affect these controls during the quarter.

Disclosure controls and procedures are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 as amended (the “Exchange Act”) is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that we file under the Exchange Act is accumulated and communicated to management, including the principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

PART II. OTHER INFORMATION

1. Legal Proceedings

None

HORIZON LINES HOLDING CORP.

2. Unregistered Sales of Equity Securities and Use of Proceeds

On February 10, 2005, we issued 234.96 shares of our common stock to a former member of our management. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended. The offer and sale of these securities did not involve a public offering because these securities were issued to a single investor who is a former member of our management. Appropriate legends were affixed to the share certificates issued by the Company. These shares were issued upon the exercise of options to purchase shares of common stock of the Company. The individual was issued such options prior to the consummation of the acquisition transaction and did not exchange such options for cash consideration in connection with the acquisition transaction. All of the shares of common stock issued by the Company to such individual upon such option exercise were exchanged for common stock and series A preferred stock of Horizon Lines, Inc. pursuant to an existing put/call agreement to which Horizon Lines, Inc. and such individual were parties. Horizon Lines, Inc. contributed the shares of our common stock to the capital of H-Lines Finance Holding Corp., which in turn contributed such shares of our common stock to our capital.

3. Defaults Upon Senior Securities

None

4. Submission of Matters to a Vote of Security-Holders

None

5. Other Information

In April 2005, the Board of Directors of the Company elected Mr. Daniel Colussy, Mr. Francis Jungers and Mr. Thomas M. Hickey as directors of the Company. Each of these directors is referred to as a “named director” in this quarterly report.

There are no arrangements or understandings between any named director and any other person pursuant to which such named director was elected as a director of the Company.

Each named director has not been, and is not, a party to any transaction, or series of similar transactions, since the beginning of the last fiscal year of the Company, or any currently proposed transaction, or series of similar transactions, to which the Company or any of their respective subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which such named director had, or will have, a direct or indirect material interest.

Mr. Hickey is an employee of Castle Harlan, Inc., which is an affiliate of Castle Harlan Partners IV, L.P., the indirect controlling stockholder of the Company, and also a party to a management agreement with the Company.

Ernst & Young LLP (“E&Y”) served as the Company’s independent certified public accountants for the twelve month periods ended December 26, 2004 and December 21, 2003.

The following fees were paid to E&Y for services rendered during the twelve month periods specified below:

(a) Audit Fees: $1,089,167 for the twelve month period ended December 26, 2004 and $751,251 for the twelve month period ended December 21, 2003.

(b) Audit-Related Fees: $2,230 for the twelve month period ended December 26, 2004 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, other than the fees reported above, and $0 for the twelve month period ended December 21, 2003.

(c) Tax Fees: $386,101 for the twelve month period ended December 26, 2004 and $806,625 for the twelve month period ended December 21, 2003 for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

(d) All Other Fees: $0 for the twelve month period ended December 26, 2004 and $0 for the twelve month period ended December 21, 2003.

HORIZON LINES HOLDING CORP.

SIGNATURE

Pursuant to the requirements of the Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., Horizon Lines Holding Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 3, 2005

Horizon Lines Holding Corp.

By:	/s/ M. Mark Urbania
M. Mark Urbania
Senior Vice President & Chief Financial Officer (Principal Financial Officer & Authorized Signatory)